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                                                                    EXHIBIT 12.1

                      DR PEPPER BOTTLING COMPANY OF TEXAS

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

                                  YEAR ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED
                                 DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                     1990            1991            1992            1993            1994
                                 ------------    ------------    ------------    ------------    ------------
Earnings:
  Earnings (loss) before income
     taxes and extraordinary
     item.......................   $(13,229)       $ (8,430)       $ (1,737)       $ 10,929        $ 12,620
  Add -- fixed charges(a).......     32,862          33,227          31,937          25,294          23,776
                                   --------        --------        --------        --------        --------
                                   $ 19,633        $ 24,797        $ 30,200        $ 36,223        $ 36,396
                                   ========        ========        ========        ========        ========
Fixed charges:
  Interest on indebtedness......     11,948          12,758          30,797          23,929          22,389
  Interest portion of rental and
     lease expense..............         59              36              33              28               3
  Amortization of debt issuance
     costs......................        974           1,433           1,107           1,337           1,384
  Accretion of bond discount....     19,881          19,000              --              --              --
                                   --------        --------        --------        --------        --------
                                   $ 32,862        $ 33,227        $ 31,937        $ 25,294        $ 23,776
                                   ========        ========        ========        ========        ========
Deficiency of earnings available
  to cover fixed charges........   $ 13,229        $  8,430        $  1,737        $     --        $     --
                                   ========        ========        ========        ========        ========
Ratio of earnings to fixed
  charges.......................         --              --              --           1.43x           1.53x
                                   ========        ========        ========        ========        ========

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(a) See note (d) under Item 6, "Selected Financial Data -- Company Selected
    Financial Data" in the Form 10-K which defines "fixed charges."